Exhibit 21.1

Subsidiaries of InnerWorkings, Inc.

Name of Subsidiary	Place of Formation
United States Subsidiaries
Applied Graphics, Inc.	Hawaii
Audax Strategies	Tennessee
Brown + Partners, Inc	Pennsylvania
CoreVision, Inc.	Illinois
Corporate Edge, Inc.	New Jersey
CSP	Ohio
Data Flow Media Systems LP	Texas
Graphic Resource Group, Inc	Minneapolis
Graphography Limited LLC	New York
Heule Gordon	Michigan
Marketing-Out-of-the-Box	Illinois
MediaLink Creative Solutions	Wisconsin
Mikam Graphics	New York
Origen Partners	Georgia
Overseas Printing Corporation	California
Print Systems, Inc.	Michigan
S&S Promotions Beverage Pro	Connecticut
Spectrum Printing Services	California

Foreign Subsidiaries
CPRO	Chile
Etrinsic	United Kingdom
Productions Graphics	France